Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-162609

PROSPECTUS SUPPLEMENT No. 2
(To Prospectus dated October  21, 2009)

5,400,000 Shares

TranSwitch Corporation

Common Stock
_______________________________

We are offering 5,400,000 shares of our common stock.  Our common stock is quoted on The NASDAQ Capital Market under the symbol “TXCC.”  On May 13, 2011, the last reported sale price of our common stock was $3.46 per share.

_______________________________

Investing in our securities involves a high degree of risk. See the "Risk Factors" section on page S-4 of this prospectus supplement and the corresponding sections in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our subsequent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus supplement.
_______________________________

	Per Share	Total
Public offering price	$2.80	$15,120,000
Underwriting discount	$0.175	$945,000
Offering proceeds to us, before expenses	$2.625	$14,175,000

We have granted the underwriters an option for a period of 30 days to purchase an aggregate of up to an additional 810,000 shares of our common stock solely to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $1,086,750, and the total proceeds to us, before expenses, will be $16,301,250.

Delivery of the shares of common stock is expected to be made on or about May 20, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_______________________________

Sole Book-Running Manager
Needham & Company, LLC

Co-Managers
Northland Capital Markets	Signal Hill

The date of this prospectus supplement is May 17, 2011.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-2
THE OFFERING	S-3
RISK FACTORS	S-4
USE OF PROCEEDS	S-17
DILUTION	S-18
UNDERWRITING	S-19
DESCRIPTION OF SECURITIES WE ARE OFFERING	S-22
EXPERTS	S-23
LEGAL MATTERS	S-23
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-23
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-23

ACCOMPANYING PROSPECTUS

ABOUT THIS PROSPECTUS	1
ABOUT TRANSWITCH CORPORATION	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	2
RATIOS OF EARNINGS TO FIXED CHARGES	3
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	4
USE OF PROCEEDS	5
THE SECURITIES WE MAY OFFER	6
DESCRIPTION OF COMMON STOCK	7
DESCRIPTION OF PREFERRED STOCK	8
DESCRIPTION OF WARRANTS	9
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF UNITS	16
PLAN OF DISTRIBUTION	19
EXPERTS	21
LEGAL MATTERS	21
WHERE YOU CAN FIND MORE INFORMATION	22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	22

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated or deemed incorporated by reference herein or therein.  We have not authorized anyone to provide you with information different from and in addition to that contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein.  We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of their respective dates, and may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-162609) that we filed with the Securities and Exchange Commission, or the SEC, and that was declared effective on October 28, 2009.  This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common shares being offered and the risks of investing in our securities.  The accompanying prospectus provides general information about us and the terms under which our shares of common stock may be offered hereby, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.  If information in this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement, as the case may be, is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement, as the case may be.  You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the section entitled “Where You Can Find Additional Information.” The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the SEC may automatically update and supersede this information.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus supplement  regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

We believe that it is important to communicate our future expectations to investors.  However, there may be events in the future that we are not able to accurately predict or control.  The factors discussed under “Risk Factors” in this prospectus supplement or the documents incorporated by reference herein, as well as any cautionary language in this prospectus supplement or the documents incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail in this prospectus supplement, the accompanying prospectus and in the documents incorporated or deemed incorporated by reference herein or therein.  This summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the securities subject to this offering.  Therefore, you should also read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including the “Risk Factors” section beginning on page S-4 of this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein.  Unless the context otherwise requires, the terms “TranSwitch,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer collectively to TranSwitch Corporation and its subsidiaries.

Overview

TranSwitch designs, develops and supplies innovative semiconductor and intellectual property (IP) solutions that provide core functionality for voice, data and video communications equipment for network, enterprise and customer premises applications.   We provide integrated multi-core network processor System-on-a-Chip (SoC) solutions and software solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia Infrastructures.  For the customer-premises market, we offer a family of communications processors that provide best-in-class performance for a range of applications and  also provide interoperable connectivity solutions that enable the distribution and presentation of high-definition (HD) content for consumer electronic, and personal computer markets.  Our intellectual property (IP) products are compliant with global industry standards such as High-Definition Multimedia Interface (HDMI) and DisplayPort and also feature our proprietary HDP™ and AnyCable™ technologies. Overall, we have over 100 active customers, including the leading global telecom equipment providers, semiconductor and consumer product companies.

TranSwitch Corporation is a Delaware corporation incorporated on April 26, 1988. Our principal executive offices are located at 3 Enterprise Drive, Shelton CT 06484, and our telephone number at that location is (203) 929-8810. Our Internet address is  www.transwitch.com.  The information on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

During the first quarter of fiscal 2011, we introduced a new family of integrated circuits (ICs) that support HDMI and DisplayPort standards at the speeds and image resolution higher than that of any other product currently on the market.  TranSwitch’s patented HDP™ technology enables electronic devices with HDMI ports to now connect with those using DisplayPort because HDP™ can work with each.  TranSwitch’s new family of HDplay ICs eliminate the need for expensive, active converter cables and allows consumers to view clear video from their notebook PCs, tablets and smart phones on high definition televisions using a simple passive cable.

THE OFFERING

Common stock offered by us	5,400,000 shares

Common stock to be outstanding after this offering	29,230,722 shares

Use of proceeds
We intend to use all of the net proceeds from this offering for product development, working capital, and other general corporate purposes and as described under “Use of Proceeds” on page S-17 of this prospectus supplement.

NASDAQ Capital Market symbol	TXCC

Risk factors
This investment involves a high degree of risk.  See “Risk Factors” and other information included or incorporated into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

The total number of shares of common stock outstanding after this offering is based on 23,830,722 shares outstanding as of March 31, 2011. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes:

•	2,094,011 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.44 per share, under our stock plans, as of March 31, 2011;

•	1,302,443 shares of common stock issuable upon vesting of restricted stock units, as of March 31, 2011;

•	348,194 shares of common stock issuable upon conversion of the outstanding 5.45% Convertible Notes due 2011 as of March 31, 2011; and

•	1,573,270 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan as of March 31, 2011.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to an additional 810,000 shares of common stock.

RISK FACTORS

Investing in our securities involves significant risks.  You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those detailed in our Annual Report on Form 10-K as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus supplement.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement.  The risks and uncertainties described are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may affect our business operations.  If any of these risks occur, our business, financial condition or results of operations could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Business

Our strategic direction has changed.  The company has gone from primarily providing VLSI infrastructure products to more customer premise VOIP based products and licensing IP cores.

As our business model changes there can be no assurances that the move to these new product lines will produce acceptable results. Moreover, any other future changes to our business may not prove successful in the short or long term due to a variety of factors, including competition, customer acceptance, demand for our products and other factors. This may cause a material negative impact on our financial results.

We are using our available cash and cash equivalents each quarter to fund our operations, investments and financing activities.

We have incurred significant losses in prior periods. Our revenues and operating results have fluctuated in the past and may fluctuate in the future and we may incur losses and negative cash flows in future periods. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce, market and support new products and technologies on a timely basis;

•	availability and cost of products from our suppliers;

•	intellectual property disputes;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers and distributors and changes in our customers’ and distributors’ inventory management practices;

•	shifts in our product mix and the effect of maturing products;

•	the timing and extent of product development costs;

•	new product and technology introductions by us or our competitors;

•	fluctuations in manufacturing yields; and

•	significant warranty claims, including those not covered by our suppliers.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our quarterly or annual operating results.

Our operating results may fluctuate because of a number of factors, many of which are beyond our control. If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict, are as set forth below.

Our net revenues may decrease.

Due to current economic conditions and slowdowns in purchases of VLSI semiconductor devices, it has become increasingly difficult for us to predict the purchasing activities of our customers and we expect that our net revenues may decrease.

Our business is characterized by short-term orders and shipment schedules, and customer orders typically can be cancelled or rescheduled without significant penalty to our customers.  Because we do not have substantial non-cancelable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially.  Future fluctuations to our operating results may also be caused by a number of factors, many of which are beyond our control.

In response to anticipated long lead times to obtain inventory and materials from our foundries, we may order inventory and materials in advance of anticipated customer demand, which might result in excess inventory levels if the expected orders fail to materialize.  As a result, we cannot predict the timing and amount of shipments to our customers, and any significant downturn in customer demand for our products would reduce our quarterly and annual operating results.

We may have to further restructure our business.

We may have to make further restructuring changes if we do not sustain the current level of quarterly revenues. Our restructurings could result in management distractions, operational disruptions, and other difficulties. Over the past several years, we have initiated several restructuring activities in an effort to reduce operating costs. Our most recent restructuring was announced on February 8, 2011.  Employees whose positions were eliminated in connection with these restructuring activities may seek employment with our customers or competitors. Although each of our employees is required to sign a confidentiality agreement with us at the time of hire, we cannot guarantee that the confidential nature of our proprietary information will be maintained in the course of such future employment. Additionally, we cannot guarantee that we will not undertake additional restructuring activities and that of our restructuring efforts will be successful, or that we will be able to realize the cost savings and other anticipated benefits from our previous restructuring plans. Also, if we continue to reduce our workforce it may adversely impact our ability to respond rapidly to new growth opportunities.

Our net product revenues depend on the success of our customers’ products, and our design wins do not necessarily generate revenues in a timely fashion.

Our customers generally incorporate our new products into their products or systems at the design stage.  However, customer decisions to use our products (design wins), which can often require significant expenditures by us without any assurance of success, often precede the generation of production revenues, if any, by a year or more.  Some customer projects are canceled, and thus will not generate revenues for our products.  In addition, even after we achieve a design win, a customer may require further design changes.  Implementing these design changes can require significant expenditures of time and expense by us in the development and pre-production process.  Moreover, the value of any design win will largely depend upon the commercial success of the customer’s product and on the extent to which the design of the customer’s systems accommodates components manufactured by our competitors.  We cannot ensure that we will continue to achieve design wins in customer products that achieve market acceptance.  Further, most revenue-generating design wins take several years to translate into meaningful revenues.

We anticipate that shipments of our products to relatively few customers will continue to account for a significant portion of our total net revenues.

Historically, a relatively small number of customers have accounted for a significant portion of our total net revenues in any particular period. For the years ended December 31, 2010 and 2009, shipments to our top five customers, including sales to distributors, accounted for approximately 57% and 63% of our total net revenues, respectively. We expect that a limited number of customers may account for a substantial portion of our total net revenues for the foreseeable future.

Some of the following may reduce our total net revenues or adversely affect our business:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	development by one or more of our significant customers of other sources of supply for current or future products;

•	loss of one or more of our current customers or a disruption in our sales and distribution channels; and

•	failure of one or more of our significant customers to make timely payment of our invoices.

We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will return to the levels of previous periods or that we will be able to obtain orders from new customers. We have no long-term volume purchase commitments from any of our significant customers.

We continue to have substantial indebtedness.

As of April 30, 2011, we have approximately $2.1 million in principal amount of indebtedness outstanding in the form of our 5.45% Convertible Notes due September 30, 2011 (2011 Notes).

In addition to this indebtedness, we may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our 2011 Notes;

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the 2011 Notes.  The terms of our 2011 Notes permit the holders thereof to voluntarily convert their notes at any time into a certain number of shares of our common stock.

We may not be able to pay our debt and other obligations.

If our cash, cash equivalents and operating cash flows are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the 2011 Notes or our other obligations, we would be in default under their respective terms.  This would permit the holders of the 2011 Notes and our other obligations to accelerate their respective maturities and could also cause defaults under any future indebtedness we may incur.  Any such default or cross default would have a material adverse effect on our business, prospects, financial condition and operating results.  In addition, we cannot be sure that we would be able to repay amounts due in respect of the 2011 Notes if payment of those notes were to be accelerated following the occurrence of an event of default as defined in the 2011 Notes indenture.

We may seek to reduce our indebtedness or fund our loss operations by issuing equity securities, thereby causing dilution of our stockholders’ ownership interests.

We may from time to time seek to exchange our 2011 Notes for shares of our common stock or other securities.  These exchanges may take different forms, including exchange offers or privately negotiated transactions.  As a result of shares of our common stock or other securities being issued upon such conversion or pursuant to such exchanges, our stockholders may experience substantial dilution of their ownership interest.

The terms of the 2011 Notes include voluntary conversion provisions upon which shares of our common stock would be issued. As a result of these shares of our common stock being issued, our stockholders may experience dilution of their ownership interest.

If we seek to secure additional financing we may not be able to do so.  If we are able to secure additional financing our stockholders may experience dilution of their ownership interest or we may be subject to limitations on our operations.

If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we may need to raise additional funds.  However, events in the future may require us to seek additional capital and, if so required, that capital may not be available on terms favorable or acceptable to us, if at all.  In addition to the shares being issued in this offering, if we raise additional funds through the issuance of equity securities, our stockholders may experience further dilution of their ownership interest, and the newly issued securities may have rights superior to those of our common stock.  On October 21, 2009 we filed a shelf registration statement on Form S-3 (File No. 333-162609) (the “Shelf Registration Statement”) which was declared effective by the Securities and Exchange Commission on October 28, 2009, to sell up to $40,000,000 of our securities.   During 2010 we issued shares for proceeds to the Company in an amount of $1,809,000 worth of common stock under the Shelf Registration Statement. Accordingly, prior to this offering we had a value of $38,191,000 of shares of our common stock available for issuance under this arrangement.

If we raise additional funds by issuing debt, we may be limited in our success, as the terms of the 2011 Notes restrict our ability to issue debt that is senior to or pari passu with the 2011 Notes, without the consent of the holders of the 2011 Notes.

The cyclical nature of the communication semiconductor industry affects our business.

Communication service providers, internet service providers, regional operating companies and inter-exchange carriers continue to closely monitor their capital expenditures. Spending on voice-only equipment remains slow while spending on equipment providing the efficient transport of data services on existing infrastructure appears to be slowly recovering. Demand for new, high bandwidth applications such as video conferencing, broadband audio and telephone is placing an increased burden on existing public network infrastructure. We cannot be certain that the market for our products will not decline in the future.

Our international business operations expose us to a variety of business risks.

Foreign markets are a significant part of our net product revenues. For the years ended December 31, 2010 and December 31, 2009 foreign shipments accounted for approximately 75% and 70%, respectively of our total net product and services revenues. We expect foreign markets to continue to account for a significant percentage of our total net product revenues. A significant portion of our total net product revenues will, therefore, be subject to risks associated with foreign markets, including the following:

•	unexpected changes in legal and regulatory requirements and policy changes affecting the telecommunications and data communications markets;

•	changes in tariffs;

•	exchange rates, currency controls and other barriers;

•	political and economic instability;

•	risk of terrorism;

•	difficulties in accounts receivable collection;

•	difficulties in managing distributors and representatives;

•	difficulties in staffing and managing foreign operations;

•	difficulties in protecting our intellectual property overseas;

•	natural disasters;

•	seasonality of customer buying patterns; and

•	potentially adverse tax consequences.

Although substantially all of our total net product revenues to date have been denominated in U.S. dollars, the value of the U.S. dollar in relation to foreign currencies also may reduce our total net revenues from foreign customers. A substantial amount of our costs are denominated in Israeli shekels and the Indian rupees.  To the extent that we further expand our international operations or change our pricing practices to denominate prices in foreign currencies, we will expose our margins to increased risks of currency fluctuations.

Because of our lack of diversity in geographic sources of revenues, economic factors specific to certain countries may adversely affect our business and operating results.

During 2010, a substantial amount of our revenue was from, China, Japan, Korea, Israel and other foreign countries. We expect revenues in 2011 will be substantially concentrated in foreign markets.  All of our sales have been historically denominated in U.S. dollars and major fluctuations in currency exchange rates could materially affect our customers’ demand, thereby causing them to reduce their orders, which could adversely affect our operating results. While part of our strategy is to diversify the geographic sources of our revenues, failure to further penetrate other markets could harm our business and results of operations and subject us to increased currency risk.

 If foreign exchange rates fluctuate significantly, our profitability may decline.

We are exposed to foreign currency rate fluctuations because we incur a significant portion of our operating expenses in currencies other than U.S. dollars (mainly Indian rupees, Israeli shekels and Euros). The U.S. dollar has fluctuated significantly in 2010 and this trend may continue.

Our success depends on the timely development of new products, and we face risks of product development delays.

Our success depends upon our ability to develop new devices and software for existing and new markets. The development of these new devices and software is highly complex, and from time to time we have experienced delays in completing the development of new products. Successful product development and introduction depends on a number of factors, including the following:

•	accurate new product definition;

•	timely completion and introduction of new product designs;

•	availability of foundry capacity;

•	achievement of manufacturing yields; and

•	market acceptance of our products and our customers’ products.

Our success also depends upon our ability to do the following:

•	build products to applicable standards or customer specifications;

•	develop products that meet customer requirements;

•	adjust to changing market conditions as quickly and cost-effectively as necessary to compete successfully;

•	introduce new products that achieve market acceptance; and

•	develop reliable software to meet our customers’ application needs in a timely fashion.

In addition, we cannot ensure that the systems manufactured by our customers will be introduced in a timely manner or that such systems will achieve market acceptance.

The price of our products tends to decrease over the lives of our products.

Historically, average selling prices in the communication semiconductor industry have decreased over the life of a product, and, as a result, the average selling prices of our products may decrease in the future. Decreases in the price of our products would adversely affect our operating results. As global competition increases our customers are increasingly more focused on price. We may have to decrease our prices to remain competitive in some situations, which may negatively impact our gross margins.

We sell a range of products that each has a different gross profit. Our total gross profits will be adversely affected if most of our shipments are of products with low gross profits.

We currently sell more than 70 products. Some of our products have a high gross profit while others do not. If our customers decide to buy more of our products with low gross profits and fewer of our products with high gross profits, our total gross profits could be adversely affected. We plan our mix of products based on our internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially.

We must successfully transition to new process technologies to remain competitive.

Our future success depends upon our ability to develop products that utilize new process technologies.

Semiconductor design and process methodologies are subject to rapid technological change and require large expenditures for research and development. We currently manufacture our products using 65, 130 and 180 nanometer complementary metal oxide semiconductor (CMOS) processes. We continuously evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies.  Other companies in the industry have experienced difficulty in transitioning to new manufacturing processes and, consequently, have suffered increased costs, reduced yields or delays in product deliveries. We believe that transitioning our products to smaller geometry process technologies will be important for us to remain competitive. We cannot be certain that we can make such a transition successfully, if at all, without delay or inefficiencies.

Our success depends on the rate of growth of the global communications infrastructure.

We derive most of our net revenues from products for telecommunications, data and video communications applications. These markets are characterized by the following:

•	susceptibility to seasonality of customer buying patterns;

•	subject to general business cycles;

•	intense competition;

•	rapid technological change; and

•	short product life cycles.

We anticipate that these markets will continue to experience significant volatility in the near future.

Our products must successfully include industry standards to remain competitive.

Products for telecommunications and data communications applications are based on industry standards, which are continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new products based on emerging industry standards, which could render our existing products unmarketable or obsolete. If the telecommunications or data communications markets evolve to new standards, we cannot be certain that we will be able to design and manufacture new products successfully that address the needs of our customers and include the new standards or that such new products will meet with substantial market acceptance.

Our business has been and may continue to be significantly impacted by the deterioration in worldwide economic conditions, and the current uncertainty in the outlook for the global economy makes it more likely that our actual results will differ materially from expectations.

Global credit and financial markets continue to experience disruptions, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and continued uncertainty about economic stability. Despite signs of improvement, there can be no assurance that there will not be renewed deterioration in credit and financial markets and confidence in economic conditions.  These economic uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. The continued or further tightening of credit in financial markets may lead consumers and businesses to postpone spending, which may cause our customers to cancel, decrease or delay their existing and future orders with us. In addition, financial difficulties experienced by our suppliers or distributors could result in product delays, increased accounts receivable defaults and inventory challenges. The volatility in the credit markets has severely diminished liquidity and capital availability.

The licensing component of our business strategy increases business risk and volatility.

Part of our business strategy is to license IP through agreements with companies whereby companies incorporate our IP into their respective technologies that address certain markets. There can be no assurance that additional companies will be interested in licensing our technology on commercially favorable terms or at all. We also cannot ensure that companies who license our technology will introduce and sell products incorporating our technology, will accurately report royalties owed to us, will pay agreed upon royalties, will honor agreed upon market restrictions, will not infringe upon or misappropriate our intellectual property and will maintain the confidentiality of our proprietary information. The IP agreements are complex and depend upon many factors including completion of milestones, allocation of values to delivered items and customer acceptances. Many of these factors require significant judgments. Licensing revenue could fluctuate significantly from period to period because it is heavily dependent on a few key deals being completed in a particular period, the timing of which is difficult to predict and may not match our expectations. Because of its high margin content, the licensing mix of our revenue can have a disproportionate impact on gross profit and profitability. Also, generating revenue from these arrangements is a lengthy and complex process that may last beyond the period in which efforts begin and once an agreement is in place, the timing of revenue recognition may be dependent on customer acceptance of deliverables, achievement of milestones, our ability to track and report progress on contracts, customer commercialization of the licensed technology and other factors. Licensing that occurs in connection with actual or contemplated litigation is subject to risk that the adversarial nature of the transaction will induce non-compliance or non-payment. The accounting rules associated with recognizing revenue from these transactions are increasingly complex and subject to interpretation. Due to these factors, the amount of license revenue recognized in any period may differ significantly from our expectations.

Our intellectual property indemnification practices may adversely impact our business.

We have historically agreed to indemnify our customers for certain costs and damages of intellectual property rights in circumstances where one of our products is the factor creating the customer’s infringement exposure. This practice may subject us to significant indemnification claims by our customers. In some instances, our products are designed for use in devices manufactured by our customers that comply with international standards. These international standards are often covered by patent rights held by third parties, which may include our competitors. The costs of obtaining licenses from holders of patent rights essential to such international standards could be high. The cost of not obtaining such licenses could also be high if a holder of such patent rights brings a claim for patent infringement. We are not aware of any claimed violations on our part. However, we cannot assure you that claims for indemnification will not be made or that if made, such claims would not have a material adverse effect on our business, results of operations or financial condition.

We continue to expense our new product process development costs when incurred.

In the past, we have incurred significant new product and process development costs because our policy is to expense these costs, including tooling, fabrication and pre-production expenses, at the time that they are incurred. We may continue to incur these types of expenses in the future. These additional expenses will have a material and adverse effect on our operating results in future periods.

We face intense competition in the semiconductor market.

The communication semiconductor industry is intensely competitive and is characterized by the following:

•	rapid technological change;

•	subject to general business cycles;

•	price erosion;

•	limited access to fabrication capacity;

•	unforeseen manufacturing yield problems; and

•	heightened international competition in many markets.

These factors are likely to result in pricing pressures on our products, thus potentially affecting our operating results.

Our ability to compete successfully in the rapidly evolving area of high-performance integrated circuit technology depends on factors both within and outside our control, including:

•	success in designing and subcontracting the manufacture of new products that implement new technologies;

•	protection of our products by effective use of intellectual property laws;

•	product quality;

•	reliability;

•	price;

•	efficiency of production;

•	failure to find alternative manufacturing sources to produce VLSI devices with acceptable manufacturing yields;

•	the pace at which customers incorporate our products into their products;

•	success of competitors’ products; and

•	general economic conditions.

The telecommunications and data communications industries, which are our primary target markets, are intensely competitive.  A number of our customers have internal semiconductor design or manufacturing capability with which we also compete in addition to our other competitors.  Any failure by us to compete successfully in these target markets, particularly in the communications markets, would have a material adverse effect on our business, financial condition and results of operations.

We rely on outside fabrication facilities, and our business could be hurt if our relationships with our foundry suppliers are damaged.

We do not own or operate a VLSI circuit fabrication facility. A few foundries currently supply us with all of our semiconductor device requirements. While we have had good relations with these foundries, we cannot be certain that we will be able to renew or maintain contracts with them or negotiate new contracts to replace those that expire. In addition, we cannot be certain that renewed or new contracts will contain terms as favorable as our current terms. There are other significant risks associated with our reliance on outside foundries, including the following:

•	the lack of assured semiconductor wafer supply and control over delivery schedules;

•	the unavailability of, or delays in obtaining access to, key process technologies; and

•	limited control over quality assurance, manufacturing yields and production costs.

Reliance on third-party fabrication facilities limits our ability to control the manufacturing process.

Manufacturing integrated circuits is a highly complex and technology-intensive process.  We work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries occasionally experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Such reduced manufacturing yields have at times reduced our operating results. A manufacturing disruption at one or more of our outside foundries, including, without limitation, those that may result from natural disasters, accidents, acts of terrorism or political instability or other natural occurrences, could impact production for an extended period of time.

Our dependence on a small number of fabrication facilities exposes us to risks of interruptions in deliveries of semiconductor devices.

We purchase semiconductor devices from outside foundries pursuant to purchase orders, and we do not have a guaranteed level of production capacity at any of our foundries. We provide the foundries with forecasts of our production requirements. However, the ability of each foundry to provide wafers to us is limited by the foundry’s available capacity and the availability of raw materials. Therefore, our foundry suppliers could choose to prioritize capacity and raw materials for other customers or reduce or eliminate deliveries to us on short notice. Accordingly, we cannot be certain that our foundries will allocate sufficient capacity to satisfy our requirements.

We have been, and expect in the future to be, particularly dependent upon a limited number of foundries for our VLSI device requirements. In 2010, approximately 80% of our wafer requirements were manufactured by one foundry.  The time required to qualify alternative manufacturing sources for existing or new products could be substantial and we might not be able to find alternative manufacturing sources able to produce our VLSI devices with acceptable manufacturing yields. As a result, we expect that we could experience substantial delays or interruptions in the shipment of our products if there was a sudden increase in demand or if our foundry suppliers were to cease operations or limit our capacity.

We are subject to risks arising from our use of subcontractors to assemble our products.

We depend on third party subcontractors in Asia for assembly of a portion of our semiconductor products. Raw material shortages, natural disasters, political and social instability, service disruptions, currency fluctuations, or other circumstances in the region could force us to seek additional or alternative sources of supply or assembly.  This could lead to supply constraints or product delivery delays.

Our failure to protect our proprietary rights, or the costs of protecting these rights, may harm our ability to compete.

Our success depends in part on our ability to obtain patents and licenses and to preserve other intellectual property rights covering our products and development and testing tools. To that end, we have obtained certain domestic and foreign patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking patent protection can be time consuming and expensive. We cannot ensure the following:

•	that patents will be issued from currently pending or future applications;

•	that our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	that foreign intellectual property laws will protect our foreign intellectual property rights; and

•	that others will not independently develop similar products, duplicate our products or design around any patents issued to us.

Intellectual property rights are uncertain and adjudication of such rights involves complex legal and factual questions. We may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for us. We occasionally receive correspondence from third parties alleging infringement of their intellectual property rights. If we are found to infringe the proprietary rights of others, we could be forced to either seek a license to the intellectual property rights of others or alter our products so that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings in the United States Patent and Trademark Office or in the United States or foreign courts to determine any or all of the following issues: patent validity, patent infringement, patent ownership or inventorship. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain a license, if available, or stop making a certain product. From time to time we may prosecute patent litigation against others and as part of such litigation, other parties may allege that our patents are not infringed, are invalid and are unenforceable.

We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Such parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these parties.

The loss of key management could affect our ability to run our business.

Our success depends largely upon the continued service of our executive officers and technical personnel and on our ability to continue to attract, retain and motivate other qualified personnel.   As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense in the semiconductor industry. We may also have a particularly hard time attracting and retaining key personnel during periods of poor performance and during this period following our most recent restructuring.

Our business could be harmed if we fail to integrate future acquisitions adequately.

During the past five years, we have acquired three companies, one based in the United States and two in Israel.

Our management must devote time and resources to the integration of the operations of any future acquisitions. The process of integrating research and development initiatives, computer and accounting systems and other aspects of the operations of any future acquisitions presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger and more geographically dispersed entity.

Future acquisitions could present a number of additional difficulties of integration, including:

•	difficulties in integrating personnel with disparate business backgrounds and cultures;

•	difficulties in defining and executing a comprehensive product strategy; and

•	difficulties in minimizing the loss of key employees of the acquired company.

If we delay integrating or fail to integrate operations or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management’s attention and financial and other resources. Our failure to address these difficulties adequately could harm our business or financial results, and we could fail to realize the anticipated benefits of the transaction.

We have in the past, as a result of industry conditions, later discontinued or abandoned certain product lines acquired through prior acquisitions.

We may engage in acquisitions that may harm our operating results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

We may pursue acquisitions from time to time that could provide new technologies, skills, products or service offerings. Future acquisitions by us may involve the following:

•	use of significant amounts of cash and cash equivalents;

•	potentially dilutive issuances of equity securities; and

•	incurrence of debt or amortization expenses related to intangible assets with definitive lives.

In addition, acquisitions involve numerous other risks, including:

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience; and

•	unanticipated expenses and operational disruptions while acquiring and integrating new acquisitions.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. We currently have no commitments or agreements with respect to any such acquisition. If such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially adversely affected or that we will realize the anticipated benefits of the acquisition.

Natural disasters or acts of terrorism affecting our locations, or those of our suppliers, in the United States or internationally may negatively impact our business.

We operate our businesses in the United States and internationally, including the operation of a design center in India, and sales, design and engineering operations in Israel.  Some of the countries in which we operate or in which our customers are located have in the past been subject to terrorist acts and could continue to be subject to acts of terrorism.  In addition, some of these areas may be subject to natural disasters, such as earthquakes or floods.  If our facilities, or those of our suppliers or customers, are affected by a natural disaster or terrorist act, our employees could be injured and those facilities damaged, which could lead to loss of skill sets and affect the development or fabrication of our products, which could lead to lower short and long-term revenues. In addition, natural disasters or terrorist acts in the areas in which we operate or in which our customers or suppliers operate could lead to delays or loss of business opportunities, as well as changes in security and operations at those locations, which could increase our operating costs.

Our ability to sublease excess office space may adversely affect our future cash outflows.

We have outstanding operating lease commitments of approximately $21.6 million, payable over the next seven years. Some of these commitments are for space that is not being utilized and, for which, we recorded restructuring charges in prior periods. We are in the process of trying to sublease additional excess space but it is unlikely that any sublease income generated will offset the entire future commitment. As of March 31, 2011, we have sublease agreements totaling approximately $8.0 million to rent portions of our excess facilities over the next four years. We currently believe that we can fund these lease commitments in the future; however, there can be no assurances that we will not be required to seek additional capital or provide additional guarantees or collateral on these obligations.

Of the office space being leased in our Shelton, Connecticut location, as of December 31, 2010 approximately 124,435 square feet is considered excess, the majority of which we have taken restructuring charges for in prior years. Substantially all of this space is currently being sublet, but not for the full term that we are committed to under our lease agreements. If we are unable to re-lease this space, at similar rates, our future cash outflows would be adversely affected.

Risks Related to Our Common Stock

Our stock price is volatile.

The market for securities for communication semiconductor companies, including our Company, has been highly volatile. The daily closing price of our common stock has fluctuated between a low of $1.52 and a high of $15.36 (share price is reflective of the November 23, 2009 1 for 8 reverse stock split) during the period from January 1, 2007 to December 31, 2010. It is likely that the price of our common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

•	responses to quarter-to-quarter variations in operating results;

•	announcements of technological innovations or new products by us or our competitors;

•	current market conditions in our served markets; and

•	changes in earnings estimates by analysts.

We could be subject to class action litigation due to stock price volatility, which if it occurs, will distract our management and could result in substantial costs or large judgments against us.

In the past, securities and class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition or dilution to our stockholders.

Provisions of our certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeover offers and may limit the price investors would be willing to pay for our common stock.

Delaware corporate law contains, and our certificate of incorporation and by-laws and shareholder rights plan contain, certain provisions that could have the effect of delaying, deferring or preventing a change in control of our Company even if a change of control would be beneficial to our stockholders. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions:

•
authorize the issuance of “blank check” preferred stock (preferred stock which our Board of Directors can create and issue without prior stockholder approval) with rights senior to those of common stock;

•	prohibit stockholder action by written consent;

•	establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	dilute stockholders who acquire more than 15% of our common stock.

Risks Related to This Offering

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use its discretion to direct the net proceeds from this offering.  We intend to use all of the net proceeds, together with cash on hand, for general corporate purposes.  General corporate purposes may include working capital, capital expenditures, development costs, strategic investments or possible acquisitions.  Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.  If the holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,400,000 shares of our common stock that we are offering will be approximately $14.0 million (or approximately $16.1 million if the underwriters’ over-allotment is exercised in full), after deducting the underwriting discount and estimated offering expenses we expect to pay.

We currently intend to use the net proceeds from the sale of these securities for product development, working capital and other general corporate purposes. Working capital and other general corporate purposes may include research and development expenditures or capital expenditures.  We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

DILUTION

If you invest in our common stock, your ownership interest will be diluted by the difference between the price per share you pay and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2011 was approximately $(7.6) million, or $(0.32) per share of our common stock, based upon 23,830,722 shares of our common stock outstanding.  Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2011. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 5,400,000 shares of our common stock in this offering at the public offering price of $2.80 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2011 would have been approximately $6.4 million, or $0.22 per share. This represents an immediate increase in net tangible book value of $0.54 per share to existing stockholders and immediate dilution in net tangible book value of $2.58 per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$2.80
Net tangible book value per share as of March 31, 2011	$(0.32)
Increase in net tangible book value per share attributable to this offering	$0.54
Adjusted net tangible book value per share as of March 31, 2011 after giving effect to this offering		$0.22
Dilution in net tangible book value per share to new investors		$2.58

If the underwriters exercise in full their option to purchase 810,000 additional shares of common stock at the public offering price of $2.80 per share, the as adjusted net tangible book value after this offering would have been $0.28 per share, representing an increase in net tangible book value of $0.60 per share to existing stockholders and immediate dilution in net tangible book value of $2.52 per share to new investors purchasing our common stock in this offering at the public offering price.

The foregoing table and discussion is based on 23,830,722 shares of common stock outstanding as of March 31, 2011, and does not take into effect further dilution to new investors that could occur as a result of:

•	2,094,011 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.44 per share, under our stock plans, as of March 31, 2011;

•	1,302,443 shares of common stock issuable upon vesting of restricted stock units, as of March 31, 2011;

•	348,194 shares of common stock issuable upon conversion of the outstanding 5.45% Convertible Notes due 2011 as of March 31, 2011; and

•	1,573,270 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan as of March 31, 2011.

To the extent options outstanding as of March 31, 2011  have been or may be exercised or other shares are issued, there may be further dilution to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

We have entered into an underwriting agreement with Needham & Company, LLC acting as representative for the underwriters named below.  Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement and as indicated below:

Underwriter	Number of Shares
Needham & Company, LLC	4,590,000
Northland Capital Markets*	405,000
Signal Hill Capital Group LLC	405,000
Total	5,400,000

* Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken, other than those shares covered by the over-allotment option described below.

We have granted an option to the underwriters to purchase up to 810,000 additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with this offering.   If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement.  The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $0.10 per share.  After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters' option to purchase additional shares:

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$2.80	$15,120,000	$17,388,000
Underwriting discounts and commissions	0.175	945,000	1,086,750
Proceeds, before expenses, to us	2.625	14,175,000	16,301,250

The expenses of the offering, not including the underwriting discounts and commissions, payable by us are estimated to be $200,000, which includes an estimated $100,000 in reimbursements to the underwriters for legal fees and other expenses incurred in connection with this offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum aggregate discounts, commissions, agency fees or other items constituting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC.”  Our registrar and transfer agent for all shares of common stock is Computershare Trust Company, N.A.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. This agreement does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or similar equity incentive or compensation plan.  Our directors and executive officers have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. However, in the event that either (i) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriter repurchases that stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on The NASDAQ Capital Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•
net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters and their affiliates have either provided, or may in the future provide, various investment banking and other financial services for us, for which they either have received, or may receive in the future, customary fees.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, our Second Amended and Restated Bylaws, the Delaware General Corporation Law and the documents that we have incorporated by reference, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find Additional Information” below for directions on obtaining these documents.

We have authority to issue 37,625,000 shares of stock: 37,500,000 shares of common stock par value of $0.001 per share and 125,000 shares of preferred stock par value of $0.01 per share.  As of March 31, 2011, we had 23,830,722 shares of common stock outstanding.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that  the election of directors shall be determined by a plurality of the votes cast. Shares of common stock do not have any preemptive rights and are not subject to conversion or redemption. Each outstanding share of common stock offered by this prospectus supplement will, when issued, be fully paid and nonassessable.  Upon the liquidation, dissolution or winding-up of our company, the holders of outstanding shares of common stock will be entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Rights Plan

We entered into a rights agreement on October 1, 2001, which was subsequently amended on February 24, 2006 and April 30, 2010, pursuant to which our board of directors enacted a stockholder rights plan and declared a dividend of one preferred share purchase right for each share of our common stock outstanding at the close of business on October 1, 2001 to the stockholders of record on that date. Each stockholder of record as of October 1, 2001 received a summary of the rights and any new stock certificates issued after the record date contain a legend describing the rights. Each preferred share purchase right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $400.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment, upon the occurrence of certain triggering events, including the purchase of 15% or more of our outstanding common stock by a third party. Until a triggering event occurs, the common stockholders have no right to purchase shares under the stockholder rights plan. If the right to purchase the preferred stock is triggered, the common stockholders will have the ability to purchase a sufficient amount of stock to significantly dilute the 15% or greater holder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its telephone number is (781) 575-2000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC.”

EXPERTS

The consolidated financial statements of TranSwitch Corporation and subsidiaries (TranSwitch) as of December 31, 2010, and for of the year then ended, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the report of Marcum LLP, our independent registered public accounting firm for that period, also incorporated by reference herein and given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TranSwitch as of December 31, 2009, and for each of the two-years in the period ended December 31, 2009 incorporated by reference in this prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report thereon, and are incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Brown Rudnick LLP, Boston, Massachusetts.  Certain legal matters in connection with this offering will be passed on for the underwriters by Goodwin Procter LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-162609), of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at  http://www.sec.gov. The SEC's Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

You may also obtain these filings on our website www.transwitch.com. The information on our Internet website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus supplement is not complete.  You should read the information incorporated by reference for more detail.  We incorporate by reference in two ways.  First, we list below certain documents that we have already filed with the SEC.  The information in these documents is considered part of this prospectus supplement.  Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference in, this prospectus supplement including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information.

We incorporate by reference into this prospectus supplement the documents listed below, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus supplement is a part until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A).  These documents are incorporated herein by reference as of their respective dates of filing:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 15, 2011;

•
portions of our proxy statement on Schedule 14A filed with the SEC on April 8, 2011 (File no. 000-25996) that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 15, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the SEC on May 10, 2011;

•	our Current Reports on Form 8-K, as filed with the SEC on March 14, 2011 and April 8, 2011;

•
future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of the offering of the securities;

•	the description of our Capital Stock contained in our registration statement on Form 8-A, dated April 28, 1995; and

•	the description of our Securities to be Registered in our registration statement on Form 8-A12G dated October 2, 2001, as amended on Form 8-A12G/A dated March 1, 2006 and April 30, 2010.

We will provide each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement upon written or oral request at no cost to the requester.  Requests should be directed to:

TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484
 Attn: Investor Relations Department
(203) 929-8810

PROSPECTUS

TranSwitch Corporation

$40,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

This prospectus relates to common stock, preferred stock, warrants, debt securities and units that we may sell from time to time in one or more offerings up to a total dollar amount of $40,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is traded on The NASDAQ Capital Market under the symbol “TXCC.” On October 19, 2009 the last sale price of our common stock was $0.64 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
ABOUT TRANSWITCH CORPORATION	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	2
RATIOS OF EARNINGS TO FIXED CHARGES	3
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	4
USE OF PROCEEDS	5
THE SECURITIES WE MAY OFFER	6
DESCRIPTION OF COMMON STOCK	7
DESCRIPTION OF PREFERRED STOCK	8
DESCRIPTION OF WARRANTS	9
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF UNITS	16
PLAN OF DISTRIBUTION	19
EXPERTS	21
LEGAL MATTERS	21
WHERE YOU CAN FIND MORE INFORMATION	22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	22

i

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $40,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

Unless the context otherwise requires, the terms “TranSwitch,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer collectively to TranSwitch Corporation and its subsidiaries.

ABOUT TRANSWITCH CORPORATION

TranSwitch designs, develops and supplies innovative highly-integrated semiconductor solutions that provide core functionality for voice, data and video communications network equipment.  TranSwitch customers for these semiconductor products are the original equipment manufacturers (“OEMs”) who supply wire-line and wireless network operators who provide voice, data and video services to end users such as consumers, corporations, municipalities etc. Our system-on-a-chip products incorporate digital and mixed-signal semiconductor technology and related embedded software. In addition to our system-on-a-chip products, we have been in the business of licensing intellectual property cores to both OEMs as well as other semiconductor companies.  One new area where we have made significant progress in the past couple years is in the area of licensing of our proprietary video interconnect technology that enables the transmission and reception of both HDMI and DisplayPort.  We have over 200 active customers, including the leading global equipment providers, and our products are deployed in the networks of the major service providers around the world.

TranSwitch is a Delaware corporation incorporated on April 26, 1988. Our principal executive offices are located at 3 Enterprise Drive, Shelton CT 06484, and our telephone number at that location is (203) 929-8810. Our Internet address is www.transwitch.com.  The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2008	2007	2006	2005	2004	2009
Earnings:
(Loss)/income before income taxes and cumulative effect of adoption of and change in accounting principles	$(16,556)	$(19,429)	$(10,742)	$(23,445)	$(44,158)	$2,967

Plus fixed charges:
Interest expense	1,374	2,070	2,047	4,623	6,103	286
Amortization of costs related to indebtedness	567	1,536	2,308	5,521	6,792	115
Estimated interest factor in rent expense (1)	660	512	482	391	455	273
Total Fixed Charges	2,601	4,118	4,837	10,535	13,350	674
(Loss)/earnings available to cover fixed charges	$(13,955)	$(15,311)	$(5,905)	$(12,910)	$(30,808)	$3,641
Ratio of Earnings to Fixed Charges	*	*	*	*	*	5.4

* Calculation not meaningful as ratio is less than 1.
(1) The interest factor in rent expense is estimated as one-third of rental expense.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred dividends were as follows for the periods presented:

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2008	2007	2006	2005	2004	2009
Earnings:
(Loss)/income before income taxes and cumulative effect of adoption of and change in accounting principles	$(16,556)	$(19,429)	$(10,742)	$(23,445)	$(44,158)	$2,967

Plus fixed charges and preferred dividends:
Interest expense	1,374	2,070	2,047	4,623	6,103	286
Amortization of costs related to indebtedness	567	1,536	2,308	5,521	6,792	115
Estimated interest factor in rent expense (1)	660	512	482	391	455	273
Preferred dividends	-	-	-	-	-	-
Total Fixed Charges and Preferred Dividends	2,601	4,118	4,837	10,535	13,350	674
(Loss)/earnings available to cover fixed charges	$(13,955)	$(15,311)	$(5,905)	$(12,910)	$(30,808)	$3,641
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	*	*	*	*	*	5.4

* Calculation not meaningful as ratio is less than 1.
(1) The interest factor in rent expense is estimated as one-third of rental expense.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes, and possibly acquisitions of other businesses, products or technologies. Working capital and other general corporate purposes may include research and development expenditures, capital expenditures and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock, debt securities or units; or

•	units comprised of common stock, preferred stock, warrants and debt securities in any combination.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $40,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We have authority to issue 301,000,000 shares of stock: 300,000,000 shares of common stock par value of $0.001 per share and 1,000,000 shares of preferred stock par value of $0.01 per share.  As of October 14, 2009, we had 160,051,041 shares of common stock outstanding.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not subject to conversion or redemption. Each outstanding share of common stock offered by this prospectus will, when issued, be fully paid and nonassessable.

Rights Plan

We entered into a rights agreement on October 1, 2001, which was subsequently amended on February 24, 2006, pursuant to which our board of directors enacted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock outstanding at the close of business on October 1, 2001 to the stockholders of record on that date. Each stockholder of record as of October 1, 2001 received a summary of the rights and any new stock certificates issued after the record date contain a legend describing the rights. Each preferred share purchase right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $50.00 per one one-thousandth of a Preferred share of Preferred Stock, subject to adjustment, upon the occurrence of certain triggering events, including the purchase of 15% or more of our outstanding common stock by a third party. Until a triggering event occurs, the common stockholders have no right to purchase shares under the stockholder rights plan. If the right to purchase the preferred stock is triggered, the common stockholders will have the ability to purchase a sufficient amount of stock to significantly dilute the 15% or greater holder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its telephone number is (781) 575-2000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC.”

DESCRIPTION OF PREFERRED STOCK

The following summary of the terms of our preferred stock is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and to any applicable amendment to our certificate of incorporation designating terms of a series of preferred stock, including, without limitation, certificates of designation, copies of which are on file with the SEC as exhibits to previous SEC filings.   This summary may not contain all the information this is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Currently, 200,000 of these shares are designated as Series A Junior Preferred Stock. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the designation of the series, which may be by distinguishing number, letter or title;

•
the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

•	the dates on which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of TranSwitch;

•
whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of TranSwitch or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

If our board of directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of such series of preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of those shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities or units. Warrants may be issued independently or together with common stock, preferred stock, debt securities or units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

•	the offering price and aggregate number of warrants offered;
•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;
•	the date on and after which the warrants and the related securities will be separately transferable;
•
in the case of warrants to purchase common stock, preferred stock, or units, the number of shares of common stock, preferred stock or units, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which this principal amount of debt securities may be purchased upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF DEBT SECURITIES

This section outlines some of the provisions of the debt securities we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities may differ from the general description of terms presented below.

We may issue secured or unsecured debt securities. Our debt securities will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

As of October 19, 2009, we have approximately $10.0 million in principal amount of indebtedness outstanding in the form of our 5.45% Convertible Notes due September 30, 2010.  The terms of such notes, while such notes are outstanding, restrict our ability to issue debt that is senior to or pari passu with such notes, without the consent of the holders of the notes.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of the issuers thereof and will rank equally with all of the issuers' other unsecured and unsubordinated indebtedness.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. (Section 2.02)

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which we will pay the principal on the debt securities;
•
the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•
the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions on which we may redeem the debt securities;
•
any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;
•
whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;
•	the currency of denomination of the debt securities;
•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;
•
if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the terms, if any, of subordination of the debt securities;
•	any provisions relating to any security provided for the debt securities;
•
any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•
any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

•	any exchange features of the debt securities;
•	whether any underwriter(s) will act as market maker(s) for the debt securities;
•	the extent to which a secondary market for the debt securities is expected to develop;
•
any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;
•	any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and
•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers' certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral or electronic instructions or the oral or electronic instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

•
we are the resulting or surviving corporation in such consolidation or merger or the successor entity in the transaction (if other than us)(or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indenture; and

•
immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01).

Events of Default

An “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;
•	default in the payment of principal of any debt security of that series when and as due and payable;
•	default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;
•
default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of sixty (60) days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

•
has failed to act for a period of sixty (60) days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;

•	has been offered indemnity satisfactory to it in its reasonable judgment; and
•	has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.06)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers' certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waved by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

•
reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•
waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers' certificate or the supplemental indenture establishing the terms and conditions of such debt securities;

•	make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;
•
waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments;

•
if the debt securities of that series are entitled to the benefit of any guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders; or

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01).

Discharge

Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

•
all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;

•	we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities;
•	we or any guarantor of such debt securities have paid all other amounts due and payable by us under the indenture; and
•	we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

•
We may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as “legal defeasance”); or

•
We may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as “covenant defeasance”). (Section 8.02)

The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

•
depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as “U.S. government obligations”) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•
in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;

•
in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;

•
there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);

•
the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries' material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and

•
delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. (Section 7.01)

The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York. (Section 10.08).

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, debt securities, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” and “Description of Units” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR
 CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW

The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws. The summary is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our certificate of incorporation and by-laws, copies of which are on file with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Blank Check Preferred Stock.

We have shares of preferred stock available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude TranSwitch from the restrictions imposed under Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of TranSwitch, which could depress the market price of our stock and which could deprive stockholders of opportunities to realize a premium on shares of our stock held by them.

Certain Provisions in our Certificate of Incorporation and By-laws

The following is a summary of certain provisions of  our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Our certificate of incorporation and by-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt TranSwitch, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

Our by-laws provide that a special meeting of stockholders may be called only by the Chairman of the board of directors, a majority of the board of directors or the President of TranSwitch. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal any provision of our by-laws, amend or repeal the provision of our certificate of incorporation relating to amendments to our by-laws or adopt any provision inconsistent with such provisions.

Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal the provisions of our certificate of incorporation relating to the election of directors or adopt any provision inconsistent with such provisions.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to one or more underwriters or dealers for resale to the public or to investors;
•
in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors in privately negotiated transactions; or
•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to prevailing market prices; or
•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;
•	the purchase price of our securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and commissions and other items constituting agents' or underwriters' compensation;
•	the public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which such common stock may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on The NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities. The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospective supplement relating to each offering.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of TranSwitch Corporation and subsidiaries (TranSwitch) as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein from TranSwitch’s annual report on Form 10-K for the year ended December 31, 2008 in reliance upon the report of UHY LLP, independent registered public accounting firm, also incorporated by reference herein and given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Brown Rudnick LLP, Boston, Massachusetts. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov . The SEC's Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

Our Internet address is www.transwitch.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 13, 2009;
(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as filed with the SEC on May 11, 2009;
(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, as filed with the SEC on August 10, 2009;
(4)	Our Current Reports on Form 8-K, as filed with the SEC on February 29, 2009, March 6, 2009, March 24, 2009, April 8, 2009, April 9, 2009, May 18, 2009, May 27, 2009 and August 12, 2009;
(5)
The portions of our proxy statement on Schedule 14A filed with the SEC on April 20, 2009 (File no. 000-25996) that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009;

(6)
Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus forms a part but prior to the termination of the offering of the securities;

(7)	The description of our Capital Stock contained in our registration statement on Form 8-A, dated April 28, 1995; and
(8)	The description of our Securities to be Registered in our registration statement on Form 8-A12G dated October 2, 2001, as amended on Form 8-A12G/A dated March 1, 2006.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484
 Attn: Investor Relations Department
 (203) 929-8810

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

5,400,000 Shares

PROSPECTUS SUPPLEMENT

Needham & Company, LLC

Northland Capital Markets

Signal Hill

May 17, 2011